Exhibit 99.1

Transcend Services, Inc.

Unaudited Interim Condensed Consolidated Financial Statements as of and for the

Three Months Ended March 31, 2012 and 2011.

TRANSCEND SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	March 31, 2012 (unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$9,347,000	$11,777,000
Short-term investments	2,713,000	1,684,000
Accounts receivable, net of allowance for doubtful accounts of $181,000 at March 31, 2012 and $183,000 at December 31, 2011	18,119,000	18,502,000
Prepaid income tax	4,003,000	5,136,000
Prepaid expenses and other current assets	4,298,000	526,000

Total current assets	38,480,000	37,625,000
Property and equipment:
Computer equipment	5,024,000	4,762,000
Software	5,296,000	5,224,000
Furniture and fixtures	705,000	705,000

Total property and equipment	11,025,000	10,691,000
Accumulated depreciation and amortization	(8,350,000)	(7,899,000)

Property and equipment, net	2,675,000	2,792,000
Capitalized software development costs, net	7,594,000	7,184,000
Goodwill and intangible assets:
Goodwill	46,822,000	46,822,000
Other intangible assets	15,269,000	15,269,000

Total intangible assets	62,091,000	62,091,000
Accumulated amortization	(3,640,000)	(3,171,000)

Intangible assets, net	58,451,000	58,920,000
Deferred income tax, net - non current	1,659,000	—
Other assets	2,091,000	303,000

Total assets	$110,950,000	$106,824,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,020,000	$2,798,000
Accrued compensation and benefits	5,184,000	3,554,000
Deferred income tax, net	987,000	17,000
Income tax payable	1,572,000	1,348,000
Other accrued liabilities	4,723,000	4,920,000

Total current liabilities	15,486,000	12,637,000
Long term liabilities:
Deferred income tax, net	—	280,000
Uncertain tax position	1,907,000	2,084,000
Other liabilities	494,000	381,000

Total long term liabilities	2,401,000	2,745,000
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.05 par value; 30,000,000 shares authorized at March 31, 2012 and December 31, 2011; 10,704,000 and 10,690,000 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	535,000	534,000
Additional paid-in capital	66,233,000	65,603,000
Retained earnings	26,295,000	25,305,000

Total stockholders’ equity	93,063,000	91,442,000

Total liabilities and stockholders’ equity	$110,950,000	$106,824,000

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand,

except earnings per share)

	Three Months Ended March 31,
	2012	2011
Revenue	$34,178,000	$29,298,000
Direct costs (1)	20,916,000	17,134,000

Gross profit	13,262,000	12,164,000
Operating expenses:
Sales and marketing (1)	847,000	414,000
Information Technology (1)	1,531,000	896,000
General and administrative (1)	8,267,000	3,893,000
Depreciation and amortization	1,128,000	676,000

Total operating expenses	11,773,000	5,879,000

Operating income	1,489,000	6,285,000
Interest and other income	(52,000)	(29,000)
Interest and other expense	2,000	108,000
Loss on foreign currency transactions	(143,000)	(57,000)

Net other (expense) income	(193,000)	22,000

Income before income taxes	1,682,000	6,263,000
Income tax provision	692,000	2,502,000

Net income	$990,000	$3,761,000

Basic earnings per share:
Net earnings per share	$0.09	$0.35

Weighted average shares outstanding	10,694,000	10,599,000

Diluted earnings per share:
Net earnings per share	$0.09	$0.34

Weighted average shares outstanding	11,095,000	10,984,000

(1)	Amounts shown exclusive of depreciation and amortization

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2012

(Unaudited and rounded to the nearest thousand)

	Number of Shares of Series A Preferred Stock	Series A Preferred Stock	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2011	—	$—	10,690,000	$534,000	$65,603,000	$25,305,000	$91,442,000
Net income	—	—	—	—	—	990,000	990,000

Issuance of common stock from stock incentive plans	—	—	14,000	1,000	194,000	—	195,000

Share-based compensation expense	—	—	—	—	286,000	—	286,000
Tax benefit for share based payments	—	—	—	—	150,000	—	150,000

Balance, March 31, 2012	—	$—	10,704,000	$535,000	$66,233,000	$26,295,000	$93,063,000

The accompanying notes are an integral part of this consolidated financial statement.

TRANSCEND SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and rounded to the nearest thousand)

	For the three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$990,000	$3,761,000
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred income taxes	(969,000)	4,000
Depreciation and amortization	1,128,000	676,000
Share-based compensation	286,000	269,000
Tax benefit for share based payments	(150,000)	(87,000)
Changes in assets and liabilities:
Accounts receivable, net	383,000	(138,000)
Prepaid income taxes, excluding tax benefit for share-based payments	1,283,000	87,000
Prepaid expenses and other current assets	(3,772,000)	(262,000)
Other assets	(1,788,000)	52,000
Accounts payable	(129,000)	(252,000)
Accrued and other liabilities	1,593,000	1,597,000

Total adjustments	(2,135,000)	1,946,000

Net cash provided by (used in) operating activities	(1,145,000)	5,707,000

Cash flows from investing activities:
Capital expenditures	(103,000)	(425,000)
Capitalized software development costs	(498,000)	(882,000)
Purchase of investments	(1,673,000)	(373,000)
Sale and maturity of investments	644,000	5,417,000

Net cash provided by (used in) investing activities	(1,630,000)	3,737,000

Cash flows from financing activities:
Proceeds from stock options and other issuances of stock	195,000	491,000
Tax benefit for share-based payments	150,000	87,000

Net cash provided by financing activities	345,000	578,000

Net change in cash and cash equivalents	(2,430,000)	10,022,000
Cash and cash equivalents at beginning of period	11,777,000	6,207,000

Cash and cash equivalents at end of period	$9,347,000	$16,229,000

Supplemental cash flow information:
Cash paid for interest	$—	$1,000
Cash paid for income taxes	$371,082	$987,000
Non-cash investing activities:
Expenditures for equipment in accounts payable	$243,000	$—
Expenditures for capitalized software in accounts payable	$108,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of Transcend Services, Inc. and its subsidiary companies (the “Company” or “Transcend”). All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements are unaudited and have been prepared by our management in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the consolidated financial position, results of operations and cash flows, have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011. Footnote disclosure that substantially duplicates the disclosure contained in that document has been omitted.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In October 2009, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13 to Topic 605, Revenue Recognition: Multiple-Deliverable Revenue Arrangements. This update addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this update addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This update is applicable to revenue arrangements entered into or materially modified during the first fiscal year that begins after June 15, 2010. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The adoption of this accounting standard did not have a material impact on our financial statements.

In December 2010, the FASB issued ASU 2010-28 to Topic 350, Intangibles—Goodwill and Other : When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments to the Codification in this update modified Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. Goodwill of a reporting unit is required to be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update was effective starting in the first quarter of 2011 with early adoption not permitted. Adoption of this update did not have any impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29 to Topic 805, Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments to the Codification in this ASU apply to any public entity that enters into business combinations that are material on an individual or aggregate basis and specify that the entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning in January 2011 with early adoption permitted. Adoption of this update did not have any impact on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04 to Topic 820, Fair Value Measurements and Disclosures. The update, entitled Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. The update results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”) and also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The update is effective prospectively for interim and annual periods beginning after December 15, 2011. Adoption of this update did not have any impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05 to Topic 220, Comprehensive Income. The update, entitled Comprehensive Income (Topic 220): Presentation of Comprehensive Income requires comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and other comprehensive income. The amendment does not change what items are reported in other comprehensive income or the U.S. GAAP requirement to report reclassification of items from other comprehensive income to net income. The update is effective for interim and annual periods beginning after December 15, 2011. This update affects the presentation of financial information only. Adoption of this update did not have any impact on our consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08 to Topic 350, Intangibles-Goodwill and Other. The update, entitled Testing Goodwill for Impairment, allows an entity to first assess qualitative factors in determining the necessity of performing the two-step quantitative goodwill impairment test. If, after assessing qualitative factors, an entity determines it is not likely that the fair value of a reporting unit is less than its carrying amount, performing the two-step impairment test is unnecessary. An entity also has the option to bypass the qualitative assessment and proceed directly to performing the first step of the two-step impairment test. The update will be effective for fiscal years beginning after December 15, 2011. Adoption of this update did not have any impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12 to Topic 220, Comprehensive Income. The update, entitled Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, defers the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. The amendments of this ASU are effective at the same time as the amendments in ASU No. 2011-05 so that entities will not be required to comply with the presentation requirements in ASU No. 2011-05 that ASU No. 2011-12 is deferring. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Adoption of this update did not have any impact on our consolidated financial statements.

Net Earnings Per Share

We account for earnings per share in accordance with FASB ASC Topic 260, Earnings per Share. Topic 260 requires the disclosure of basic net earnings per share and diluted net earnings per share. Basic net earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net earnings per share gives effect to all potentially dilutive securities. Our stock options and warrants to purchase common stock are potentially dilutive securities. Stock options with exercise prices that are greater than the average market price are excluded from the calculation of diluted earnings per share because their effect would be anti-dilutive.

The reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations are presented below:

	Three Months Ended March 31,
	2012	2011
Numerator:
Net income	$990,000	$3,761,000

Denominator:
Weighted average shares outstanding	10,694,000	10,599,000
Effect of dilutive securities Common stock options	401,000	385,000

Denominator for diluted calculation	11,095,000	10,984,000

Basic earnings per share	$0.09	$0.35

Diluted earnings per share	$0.09	$0.34

Weighted-average outstanding stock options not included in diluted net income per share calculation as they had an anti-dilutive effect	27,000	125,000

2.	MAJOR CUSTOMERS

In September 2009, we announced that we had entered into a five-year single-source contract to provide medical transcription services to hospitals that are members of Health Management Associates, Inc., or HMA, effective October 1, 2009. Prior to signing this agreement, we had individual contracts with approximately 45 of HMA’s hospitals. The agreement expanded our existing relationship with HMA to include the HMA hospitals which were using other transcription service providers. As of January 2011, we had transitioned all of the existing HMA hospitals to Transcend. In addition, pursuant to the terms of the agreement, any future hospitals acquired or managed by HMA will transition to us as soon as practicable.

Revenue attributable to this agreement with HMA comprised 14% and 15% of our total revenue for the three months ended March 31, 2012 and 2011, respectively.

Our top 10 customers (individual hospitals) accounted for approximately 14% of our transcription revenue for the three months ended March 31, 2012 and 2011. These customers averaged $1.9 million of annualized revenue each in 2012 and $1.6 million in 2011. Our average annual revenue per customer was approximately $332,000 for the first quarter of 2012 and $344,000 for the same period in 2011.

3. INVESTMENTS

Short-term investments consist of uninsured fixed rate bank deposits in India. These investments, which have a contractual maturity of less than one year, are carried at fair value based on quoted market prices (level 1 inputs). For both dates presented, the difference between the cost and the fair market value of all investments is considered immaterial and thus an adjustment to other comprehensive income has not been presented.

Description	March 31, 2012	December 31, 2011
Available-for-sale
Fixed rate bank deposits in India	$2,713,000	$1,684,000

Total short-term investments	$2,713,000	$1,684,000

4. GOODWILL AND OTHER INTANGIBLE ASSETS

We account for goodwill and other intangible assets in accordance with the provisions of FASB ASC Topic 350 – Intangibles-Goodwill and Other. Under this Topic, goodwill and intangible assets that have indefinite useful lives are tested at least annually for impairment rather than being amortized like intangible assets with finite useful lives, which are amortized over their useful lives. A portion of the respective purchase prices of the acquisitions of Medical Dictation, Inc. (“MDI”) and PracticeXpert in 2005, OTP Technologies, Inc. (“OTP”) in 2007, DeVenture Global Partners, Inc. (“DeVenture”), Transcription Relief Services, Inc. (“TRS”) and Medical Dictation Services, Inc. (“MDSI”) in 2009, Heartland in 2010 and DTS and Salar in 2011 were attributed to goodwill and other intangible assets.

		Goodwill and Other Intangible Assets (Rounded to the nearest thousand)
		March 31, 2012 (unaudited)			December 31, 2011
	Useful Life in Years	Gross Assets	Accumulated Amortization	Net Assets	Gross Assets	Accumulated Amortization	Net Assets
Goodwill		$46,822,000	$—	$46,822,000	$46,822,000	$—	$46,822,000
Amortized intangible assets:

Covenants not to compete	4 - 5	478,000	188,000	290,000	478,000	164,000	314,000

Trademarks	2	80,000	27,000	53,000	80,000	17,000	63,000
Technology	2 - 5	1,530,000	317,000	1,213,000	1,530,000	225,000	1,305,000
Customer relationships	5-10	13,181,000	3,108,000	10,073,000	13,181,000	2,765,000	10,416,000

Total goodwill and intangible assets		$62,091,000	$3,640,000	$58,451,000	$62,091,000	$3,171,000	$58,920,000

Amortization expense was $469,000 and $234,000 for the quarters ended March 31, 2012 and 2011, respectively. Estimated amortization expense for the next five fiscal years is as follows:

Fiscal Year	Amount
remainder of 2012	1,360,000
2013	1,750,000
2014	1,712,000
2015	1,674,000
2016	1,527,000

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC Topic 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value and expands financial statement disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This Topic requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

In accordance with FASB ASC Topic 825 – Financial Instruments, the carrying value of short-term debt, which totaled $0 as of March 31, 2012 and at December 31, 2011, was estimated to approximate its fair value. The fair value of debt is estimated based on approximate market interest rates for similar issues. Our other financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to the short-term nature of those assets and liabilities.

Investments are classified as available-for-sale and valued using Level 1 inputs (quoted prices in active markets) and carrying value approximates fair value.

The following table summarizes the unaudited carrying amounts and fair values of short-term investments at March 31, 2012:

Description	March 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale
Fixed rate bank deposits in India	$2,713,000	$2,713,000	$—	$—

Total short-term investments	$2,713,000	$2,713,000	$—	$—

The following table summarizes the carrying amounts and fair values of short-term investments at December 31, 2011:

Description	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale
Fixed rate bank deposits in India	$1,684,000	$1,684,000	$—	$—

Total short-term investments	$1,684,000	$1,684,000	$—	$—

6.	BORROWING ARRANGEMENTS

Credit Facility

On August 31, 2009, Transcend and MDSI entered into a loan and security agreement with Regions Bank. Transcend and MDSI are both “borrowers” under the loan and security agreement, which replaced our previous credit facility. The loan and security agreement includes a one-time, four-year term loan of $7.0 million for the costs and expenses of, and, to the extent necessary, a portion of the purchase price for MDSI. The loan and security agreement also provides for up to $5.0 million in a revolving loan commitment based on eligible accounts receivable. We may use proceeds of the revolving loan only for working capital, general corporate purposes, and for specified acquisitions. We used $4.0 million of the proceeds from the follow-on offering of our common stock completed in the fourth quarter of 2009 to pay down the term loan. The original revolving loan commitment expired in August, 2010 and has been renewed annually since then, with the current expiration in August 2012. When it was renewed in August, 2011, the revolving loan commitment was increased to $10.0 million. Borrowings bear interest at a rate based on the current LIBOR (2.89 % as of March 31, 2012), and are secured by substantially all of our assets. The outstanding balance on the term loan at March 31, 2012 and December 31, 2011 was $0. The balance on the revolver was $0 as of March 31, 2012 and December 31, 2011. We utilized the revolving loan infrequently during the three months ended March 31, 2012.

The loan and security agreement contains representations and warranties, as well as affirmative, reporting and negative covenants customary for financings of this type. Among other things, the loan and security agreement restricts us from incurring certain additional debt, prohibits us from creating, permitting or allowing certain liens on our property, restricts the payment of dividends, distributions and other specified equity related transactions, and prohibits certain borrowings and specified transactions with affiliates. The loan and security agreement also requires the maintenance of a specified minimum fixed charge coverage ratio, tangible net worth, and cash flow leverage, as defined in the agreement. As of March 31, 2012, we were in compliance with all covenants of the agreement.

7.	TRANSACTIONS WITH RELATED PARTIES

On August 31, 2009, we acquired all issued and outstanding shares of MDSI common stock from Dorothy Fitzgerald for an estimated purchase price of $15,487,000. Payment of the purchase price included a $2,000,000 payment due at the delivery of audited financial statements and a $2,000,000 promissory note payable to Ms. Fitzgerald in August 2010. In addition, we entered into a registration rights agreement, dated August 31, 2009, providing Ms. Fitzgerald with “piggyback” registration rights. Ms. Fitzgerald was employed by us until the third quarter of 2011.

8.	SHARE-BASED COMPENSATION

General

We have six stockholder-approved stock incentive plans (“Plans”), for our key employees, directors and key consultants. The Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock awards, and, in the case of the plans approved by the shareholders on May 10, 2007 and May 19, 2009, restricted stock units and stock appreciation rights. We intend to grant new awards under only the 2009 Stock Incentive Plan (“2009 Plan”). The 2009 Plan was amended on June 1, 2011 to increase the number of shares available for grant by 500,000 and to require shareholder approval to reprice awards under the 2009 Plan. No such repricing has ever been done nor is it anticipated to be done in the future. The options are granted at fair market value, as defined in the option agreement, on the date of grant. There were 678,219 shares available for issuance at March 31, 2012.

Our stock-based awards are accounted for under the provisions of FASB ASC Topic 718 – Stock Compensation. We measure and recognize stock-based compensation expense based on the fair value measurement for all stock-based payment awards made to our employees and directors over the service period for which the awards are expected to vest. We calculate the fair value of each restricted stock award based on our stock price on the date of grant and the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. The determination of fair value of stock option awards on the date of grant using an option-pricing model is affected by our stock price as well as a number of assumptions including expected life, expected volatility, risk-free interest rate and dividend yield. As a result, the future stock-based compensation expense may differ from our historical amounts.

As of March 31, 2012, the total number of options issued and outstanding, the weighted average exercise price and number of options available for future issuance under approved equity compensation plans was as follows:

Number of securities to be issued upon exercise	734,306
Weighted average exercise price	$8.35
Number of options available for future issuance	678,219

Transactions involving our stock options for the three months ended March 31, 2012 were as follows:

	Number of Shares Subject to Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Aggregate Intrinsic Value*
Outstanding at December 31, 2011	753,931	$8.49	5.4 years	11,489,000
Granted	—
Forfeited	(5,125)	$14.56
Exercised	(14,500)	$13.56		$229,000

Outstanding at March 31, 2012	734,306	$8.35	5.2 years	$15,420,000

*	The aggregate intrinsic value is based on a closing stock price of $29.35 as of March 31, 2012.

Transactions involving our restricted stock for the three months ended March 31, 2012 were as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested stock outstanding at December 31, 2011	108,080	$18.46
Granted	—
Forfeited	—
Vested	(33,376)	$17.19

Non-vested stock outstanding at March 31, 2012	74,704	$19.03

We recognized stock-based compensation expense under FASB ASC Topic 718 – Compensation-Stock Compensation of approximately $286,000 and $269,000 for the three months ended March 31, 2012 and 2011, respectively. As of March 31, 2012, we had approximately $1,381,000 of future equity-based compensation expense which we expect to record in our statements of operations through 2015.

9.	COMMITMENTS AND CONTINGENCIES

From time to time in the normal course of business, we are involved in legal proceedings. We evaluate the need for loss accruals under the requirements of FASB ASC 450—Contingencies. We record an estimated loss for any claim, lawsuit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, then we record the minimum amount in the range as our loss accrual. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded.

On May 6, 2010, TRS, which we acquired in May 2009, filed a civil action against us in the United States District Court for the Middle District of North Carolina. The dispute centers around the contingent consideration payable under the TRS asset purchase agreement. The TRS asset purchase agreement provided for a contingent consideration payment of up to $3.0 million based on TRS fourth quarter 2009 revenue and TRS December 31, 2009 backlog. We calculated a fourth quarter 2009 revenue contingent consideration payment of $1,123,000, which was paid in February 2010. On February 26, 2010, we received notice that TRS disputed our calculation and claimed an additional payment of $1,877,000. We responded on March 10, 2010, stating that TRS’s objections were without merit and asking that the dispute be postponed pending delivery of the backlog contingent payment calculation. TRS agreed to the postponement. On March 30, 2010, we delivered the backlog contingent payment calculation to TRS showing an amount payable of $0. TRS objected to our backlog contingent payment calculation. TRS generally alleges that we frustrated their ability to maximize the contingent payment. TRS seeks compensatory damages of approximately $1,877,000, unspecified damages, attorneys’ fees, interest and costs. The Court has directed that a portion of the dispute be submitted to binding arbitration, which has not yet commenced. The lawsuit is in the early procedural stages and the ultimate outcome cannot be determined at this time. We have evaluated this claim and the civil action and believe that no additional payments are due under the calculations outlined in the asset purchase agreement.

10.	INCOME TAXES

We determine our periodic income tax provision based upon the current period taxable income and our annual estimated tax rate adjusted for any change to prior period estimates. The estimated tax rate is revised, if necessary, as of the end of each successive interim period during the fiscal year to our current annual estimated tax rate.

Since our October 21, 2010 acquisition of Heartland, we have been conducting business operations in India. The Indian operations are conducted through both flow-through entities and foreign controlled corporations. We have included the Indian results from operations conducted through the flow-through entities in our U.S. current and deferred income tax provision calculation. We have undistributed foreign earnings in the foreign corporations, which we intend to permanently reinvest overseas. We also intend to reinvest future foreign earnings overseas. Therefore, no U.S. corporate income taxes have been provided on undistributed foreign earnings of the foreign corporations.

A valuation allowance is required to be recorded against deferred tax assets if, based on the available evidence, it is more likely than not that such assets will not be realized. When assessing the need for a valuation allowance, appropriate consideration should be given to all positive and negative evidence related to the realization of the deferred tax assets. This evidence includes, among other things, the existence of current and cumulative losses, forecasts of future profitability, the length of statutory carry-forward periods, our experience with loss carry-forwards expiring unused, and available tax planning strategies. At March 31, 2012 and December 31, 2011, we have recorded a valuation allowance of $3,288,000 and $3,138,000 related to expected future utilization of state net operating loss carry-forwards and foreign tax credits resulting from recent acquisitions. The conclusion to record the valuation allowance is based on the inability to predict, with any degree of certainty, whether we will generate income in the corresponding jurisdictions necessary to utilize these tax attributes.

With the 2010 acquisition of Heartland and the 2011 acquisition of DTS, we acquired net operating loss carryforwards of approximately $17.3 million for Heartland and $23.4 million for DTS, which relate to losses incurred prior to their acquisition by Transcend. These net operating loss carry-forwards will begin to expire in 2023. As a result of the acquisitions, future utilization of these net operating loss carry-forwards is subject to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. As a result of the Section 382 analysis we expect $10.2 million and $14.1 million, for Heartland and DTS respectively, to expire unused. We have not established a deferred tax asset for those net operating loss carry-forwards which are expected to expire unused. Based on historical earnings and expected future taxable income, as of December 31, 2011, we established a deferred tax asset in the amount of $2.4 million for Heartland and $3.5 million for DTS, representing the tax benefits related to the available net operating loss carry-forwards. We believe all of the net operating loss carry-forwards recorded as a deferred tax asset will be fully utilized before expiration, thus no valuation allowance has been recorded with respect to these federal operating loss carry-forwards.

We account for all potentially uncertain tax positions in accordance with the provisions in FASB ASC Topic 740- Income Taxes which prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment of our uncertain tax positions by the United States Internal Revenue Service or other taxing jurisdictions.

The initial evaluation of uncertain tax positions resulting from the 2010 acquisition of Heartland was related to intercompany transfer pricing, a liability was established at acquisition and had a balance of $4,681,000 at December 31, 2010. We have been adding to the liability for additional taxes on current operations. As of March 31, 2012 and December 31, 2011, the total amount of unrecognized tax benefits was $3,627,000 and $3,526,000, respectively, all of which would affect the effective tax rate if recognized.

Our effective income tax rate was approximately 41% and 40% for the three months ended March 31, 2012 and 2011, respectively.

11.	SUBSEQUENT EVENT

In accordance with FASB ASC Topic 855 - Subsequent Events, we evaluate all events and transactions that occur after March 31, 2012 up through the filing of these financial statements are available to be issued. During this period, the following event occurred. There were no other events or transactions that occurred during the period that materially impacted the amounts or disclosures in our financial statements.

On March 6, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Nuance Communications, Inc., a Delaware corporation (“Nuance”) and Townsend Merger Corporation, a Delaware corporation and wholly owned subsidiary of Nuance (the “Purchaser”). Pursuant to the Merger Agreement, the Purchaser commenced a cash tender offer to purchase all of the outstanding shares of common stock, par value $0.05 per share, of Transcend (the “Shares), at a price per Share of $29.50, net to the holders thereof in cash, without interest (the “Offer Price”) and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 20, 2012 and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Offer”).

On April 26, 2012, the Purchaser accepted for payment all Shares that were validly tendered during the Offer period, and payment for any such Shares will be made promptly, in accordance with the terms of the Offer. Computershare, the depositary for the Offer, has advised Nuance and the Purchaser that, as of the expiration of the Offer at 5:00 p.m., New York City time, on April 25, 2012, a total of 10,444,598 Shares were validly tendered to the Purchaser (including 585,491 Shares that were tendered pursuant to guaranteed delivery procedures), representing approximately 95.58% of the Shares issued and outstanding as of April 25, 2012.

Pursuant to the terms of the Merger Agreement, on April 26, 2012, Nuance effected a short-form merger of the Purchaser with and into Transcend, with Transcend continuing as the surviving corporation and a wholly-owned subsidiary of Nuance.